                                                                   EXHIBIT 10.40

                               October 15, 1998



Mr. John S. Horton
6019 East Sapphire Lane
Paradise Valley, AZ  85253

Dear John:

     As we've been discussing for quite some time now, we are offering you the position of Senior Vice President of Finance for Omega Holdings. The attached term sheet summarizes the key terms of the offer.

     I apologize for the delays involved in this process but hope that you understand the complexities involved with recent events at Omega Holdings. On behalf of Bob Moran and Butler Capital, we hope that you will accept this offer and become a key member of the outstanding management team at Omega.

                              Best regards,


                              /s/ Donald E. Cihak

DC/lb

cc:  Bob McDonald, Russell Reynolds
     Bob Moran, Omega Holdings

                          SUMMARY OF EMPLOYMENT TERMS

POSITION:                Senior Vice President of Finance, Omega Holdings

BASE SALARY:             $140,000 per year, with an early salary review by the
                         end of the first quarter of 1999.

BONUS: 40% of Base Salary, based on the company achieving annual performance targets. The plan has the following sliding scale:

                              % Plan                 % Target Bonus
                              ------                 --------------

                                90%                       25.0%
                                95%                       62.5%
                               100%                      100.0%
                               105%                      125.0%

                         The bonus will be paid on a pro-rata basis for 1998, with full participation in 1999.

RESTRICTED STOCK GRANT:  Restricted stock equivalent to a value of $50,000 will be granted. The stock will be restricted for 3 years after your starting date at which time all restrictions will lapse assuming your continued employment with the company.

EQUITY PARTICIPATION:    Eligible to purchase up to 400 shares of stock in Omega
                         Holdings at a fair market value purchase price of $1,267.00 per share. This includes shares associated with the restricted stock grant. The total shares of 400 represent .57% of the company's primary shares.

                         Omega Holdings will guarantee a loan from a commercial bank for up to 50% of the purchase price of the stock. The remainder of the purchase will consist of the restricted stock grant and cash payments. We will work with you on a schedule of cash payments that is mutually satisfactory.

                         Stock options will be granted in a ratio of 1.5 times shares purchased to be granted over a five-year period. The grant will be awarded annually at the original cost of the stock ($1000) and will be tied to the company's achievement of financial targets to be set on an annual basis and approved by the Board of Directors.

RELOCATION:              Usual and customary costs associated with your
                         relocation per Omega policy, including the cost of the physical move, closing costs and temporary living expenses for up to 90 days.

BENEFITS:                Per the Omega policy.

                               October 16, 1998

Mr. Donald E. Cihak
Managing Director
BCC Industrial Services, Inc.
767 Fifth Avenue
New York, New York  10153

As we discussed this morning, I accept your offer as Senior Vice President of Finance for Omega Holdings. I look forward to working with the talented team assembled at Omega and especially with yourself and Bob Moran.

I appreciate the consideration included in the offer for a salary review by the end of first quarter 1999 and the loan guarantee for up to 50% of the purchase of stock. As you know, I have a strong desire to increase my equity investment from the 400 shares stated in the offer letter to 600. I understand that the management team equity structure will be reviewed with Bob early next week. Additionally, I would prefer the stock grant to be taxable upon receipt, preferably in January 1999, so that final distribution will be treated under capital gains. Finally, shown below is the proposed payment schedule for my 400 share equity investment that we discussed this morning.

               DATE                   AMOUNT      DESCRIPTION
               11/1                   $ 50,000    Restricted stock grant
               11/1 or ASAP            250,000    Bank loan
               11/1                     25,000    Cash payment
               3/1                      75,000    Cash payment (if home not sold)
               ASAP                    106,800    Cash payment from home sale
                                      --------

The cash to cover the potential increased investment would come from additional bank loan and home sale equity. Once again, thank you for this opportunity.

                              Regards,

                              /s/ JOHN HORTON

                              John Horton

cc:  Bob Macdonald
     Bob Moran